Exhibit 99.1

CONTACTS:

Green Mountain Coffee Roasters, Inc.
Suzanne DuLong, 802-488-2600
investor.services@GMCR.com
or
Katie Gilroy, 781-205-7345
investors.services@GMCR.com

Paul O’Brien Joins Green Mountain Coffee Roasters, Inc. to Lead Asia Pacific Business

Gérard Geoffrion, President, International Business Development, Announces Planned Retirement in December 2014

WATERBURY, Vt.- October 15, 2013 - Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and single serve beverages with its innovative Keurig® brewing technology, today announces that Paul D. O’Brien becomes its President, Asia Pacific as of October 14, 2013, reporting to President and CEO, Brian P. Kelley.  The appointment coincides with the announcement of the retirement of current President, International Business Development, Gerard Geoffrion at the end of calendar 2014.

Mr. O’Brien joins GMCR from Sara Lee Corporation, where he served as Managing Director of the Kitchens of Sara Lee Pty. Ltd. based in Australia since November 2010.  As GMCR’s President, Asia-Pacific, a newly created position, he will be responsible for building and managing the Company’s Asia Pacific business.

“I’m pleased to welcome Paul to the GMCR team as we look to cultivate the quality, convenience, and variety of the Keurig® system beyond North America,” said Kelley. “With more than 20 years of experience developing and implementing growth strategies in various international markets, Paul’s expertise and focus on our vision will help the Company prosper in this new geography.”

Mr. O’Brien has held roles including strategy, sales, marketing, and innovation responsibilities across various Asia Pacific geographies with companies including Accenture, Defiance Hong Kong Pty Ltd, and the Kellogg Company where he was Director of Strategy and Business Development - Asia Pacific.  Over the last decade, Paul has led premium branded companies, including Lowan Australia Limited as Managing Director and Chief Executive Officer, Illinois Tool Works as Group General Manager — ITW Construction Systems, and Kitchens of Sara Lee Pty. Ltd. as Managing Director.  Paul holds a Bachelor of Economics from University of Queensland, and a Masters of Accounting and a Master of Business Administration from Bond University.  He is a graduate of the Australian Institute of Company Directors.

“Gérard has contributed significantly to Green Mountain and Van Houtte’s success during his nearly two decades of service,” said Kelley, commenting on Mr. Geoffrion’s retirement.  “We are glad to have Gérard engaged over the next year to continue our international expansion and transition his responsibilities to leaders of key geographic segments.”

Mr. Geoffrion was named President, International Business Development for GMCR in October 2012.  He previously served as President of GMCR’s Canadian business unit.  He joined the Company in December 2010 through the acquisition of Van Houtte and was previously Van Houtte’s President and CEO.  Mr. Geoffrion joined Van Houtte in 1995 and held a number of positions during his tenure including Executive Vice President and CFO and Vice President, Corporate Development.  Geoffrion will step down as President, International Business Development on March 31, 2014 and continue as Executive Advisor, Strategic Initiatives from April 1, 2014 until December 31, 2014.

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About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® brewing technology, and socially responsible business practices. GMCR supports local and global communities by investing in sustainably-grown coffee, and donating a portion of its pre-tax profits to social and environmental projects.  For more information, please visit www.GMCR.com, www.greenmountaincoffee.com, or www.keurig.com.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.GMCR.com, including news releases and its complete financial statements, as filed with the SEC.  The Company encourages investors to consult this section of its website regularly for important information and news.  Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain information contained in this filing, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements”.  Generally, these statements may be identified by the use of words such as “may,” “will,” “would,” “expect,” “should,” “anticipate,” “estimate,” “believe,” “forecast,” “intend,” “plan” and similar expressions intended to identify forward-looking statements.  These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the ability to maximize or successfully assert our intellectual property rights, the success of introducing and producing new product offerings, ability to attract and retain senior management, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, and the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results.  Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber-attacks, and other risks described in our filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements.  We undertake no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

GMCR- C

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